Exhibit 99.1

Adamas reports first quarter 2021 financial results
First quarter 2021 total revenues of $19.3 million, a 33% increase over first quarter 2020
GOCOVRI New paid prescriptions of 590, an 18% increase over first quarter 2020

EMERYVILLE, Calif., May 10, 2021 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a company dedicated to developing and delivering medicines that make a meaningful difference to people affected by neurological diseases, today reported financial results for the first quarter ended March 31, 2021, and recent corporate highlights.
“Our commercial execution is effectively raising awareness of GOCOVRI and its expanded label, enabling more patients, caregivers and physicians to make GOCOVRI their treatment of choice in Parkinson’s related motor complications,” said Neil F. McFarlane, Chief Executive Officer. “We are also delighted to expand our commercial footprint beyond Parkinson’s disease, leveraging OSMOLEX ER to benefit patients with drug-induced extrapyramidal reactions. Despite continued market disruption, the growth of our products and our strong cash position gives us confidence in our ability to deliver long-term shareholder value.”
Recent portfolio highlights
•Total revenues were $19.3 million in the first quarter of 2021, an increase of 33% as compared to $14.5 million in the first quarter of 2020.
•GOCOVRI® (amantadine) extended release capsules product sales were $17.7 million in the first quarter of 2021, an increase of 22% as compared to $14.5 million in the first quarter of 2020.
•Total paid prescriptions (TRx) of GOCOVRI were approximately 8,735 in the first quarter of 2021, a 21% increase over approximately 7,205 TRx in the first quarter of 2020.
•Strong patient persistence of 45%-50% at 12 months continued in the first quarter of 2021.
•New paid prescriptions (NRx) of GOCOVRI were approximately 590 in the first quarter of 2021, an 18% increase over NRx of approximately 500 in the first quarter of 2020.
•In February 2021, the U.S. Food and Drug Administration approved a second indication for GOCOVRI as an adjunctive treatment to levodopa/carbidopa in Parkinson’s disease patients experiencing OFF episodes.
•Reached a settlement agreement with Zydus Worldwide DMCC and Zydus Pharmaceuticals (USA) Inc. (“Zydus”) resolving patent litigation between the two parties relating to Zydus’ ANDA referencing GOCOVRI. Under the agreement Adamas granted Zydus a non-exclusive license to begin selling a generic version of GOCOVRI as of March 4, 2030, or earlier in certain circumstances.
•Closed the settlement of patent litigation with Osmotica Pharmaceuticals plc. and acquisition of the global rights to OSMOLEX ER® (amantadine) extended release tablets in January 2021. OSMOLEX ER product sales were $0.3 million in the first quarter of 2021.
Corporate highlights
•New data analyses published in peer-reviewed journal Frontiers in Neurology in March 2021 and presented at the American Academy of Neurology 73rd Annual Meeting, April 17-22, 2021

demonstrated GOCOVRI treatment more than doubled ON time without dyskinesia in patients with Parkinson’s disease.
•Presented data at AAN April 2021 highlighting that, despite the widespread prevalence and impact of OFF episodes and dyskinesia, there remains significant misunderstanding by people with Parkinson’s and their care partners of these motor complications and appropriate management strategies.
•Adamas launched the national ‘Picture More Time℠’ disease education campaign to raise awareness and understanding of motor complications and their associated negative social and emotional impacts.
•Patents issued (U.S. Patent: 10,973,783 and 10,987,324) in April 2021 covering ADS-4101, an investigational high-dose, modified release lacosamide capsule for partial onset seizures in patients with epilepsy. Efforts continue to partner or out-license this program.
Financial results
Revenue
Total revenue was $19.3 million for the first quarter of 2021, consisting of GOCOVRI product sales of $17.7 million, OSMOLEX ER product sales of $0.3 million and royalty revenue earned on net sales of NAMZARIC® (memantine hydrochloride extended release and donepezil hydrochloride) capsules of $1.3 million. GOCOVRI product sales were up 22% compared to $14.5 million in the same period in 2020.
Research and Development (R&D) expenses
R&D expenses for the first quarter of 2021 were $1.8 million, compared to $2.5 million for the same period in the prior year. The decrease in R&D expenses was primarily due to the completion of the Company’s open-label extension trial for the treatment of multiple sclerosis patients with walking impairment.
Selling, General and Administrative (SG&A) expenses
SG&A expenses for the first quarter of 2021 were $26.6 million, compared to $24.6 million for the same period in the prior year. SG&A expenses in the first quarter of 2021 were primarily attributable to sales force costs and external spend dedicated to GOCOVRI commercialization and the related administrative support as well as the integration and initial promotion of OSMOLEX ER.
Net loss
Net loss was $12.6 million, or $0.36 per share, basic and diluted, for the first quarter of 2021, compared to a net loss of $16.6 million, or $0.59 per share, basic and diluted, for the first quarter of 2020. Net loss for the first quarters of 2021 and 2020 included $1.7 million and $1.5 million, respectively, in non-cash stock-based compensation expense.
Cash and investments
As of March 31, 2021, Adamas had $127.4 million of cash, cash equivalents and available-for-sale securities, compared to $83.4 million at December 31, 2020. During the first quarter of 2021, Adamas raised net proceeds of approximately $7.2 million under an at-the-market offering. In addition, in February 2021, Adamas sold 14,375,000 shares of its common stock through an underwritten public offering at a price of $4.40 per share, resulting in net proceeds to Adamas of approximately $59.3 million.

Full year 2021 expense guidance
For full year 2021, Adamas is reiterating its estimates for R&D, SG&A and stock-based compensation expenses as set forth below:

Full Year 2021
R&D expenses	$5 million -- $10 million[1]
SG&A expenses	$110 million -- $120 million[2]
Total operating expenses	$115 million -- $130 million[3]
1Includes stock-based compensation expense of $1 million.
2Includes stock-based compensation expense of $8 million.
3Includes stock-based compensation expense of $9 million.
Investor conference call and webcast
Adamas will host a conference call and webcast today, May 10, 2021, at 4:30 p.m. ET (1:30 p.m. PT). The conference call can be accessed by dialing 1-877-407-9716 for participants in the U.S. or Canada and 1-201-493-6779 for international callers. All callers must provide the following Conference ID: 13718098. The webcast can be accessed live via the investor section of the Adamas website at https://ir.adamaspharma.com/events-presentations and will be available for replay for approximately 30 days.
About GOCOVRI
GOCOVRI® (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications, and as an adjunctive treatment to levodopa/carbidopa in patients with Parkinson’s disease experiencing OFF episodes.
Taken once daily at bedtime, GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night, resulting in a high concentration from the morning and throughout the waking day. Additionally, in the clinical trials, the adjunctive use of GOCOVRI did not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, falls and orthostatic hypotension.
For more information about GOCOVRI, please visit www.GOCOVRI.com.
About OSMOLEX ER
OSMOLEX ER® (amantadine) extended release tablets is FDA-approved for the treatment of Parkinson’s disease and drug-induced extrapyramidal reactions in adult patients. OSMOLEX ER is contraindicated in patients with end-stage renal disease (i.e., creatinine clearance below 15 mL/min/1.73 m2). The most common adverse reactions reported in ≥ 5% of patients at the recommended dosage of immediate-release amantadine were nausea, dizziness/lightheadedness, and insomnia.
For more information about OSMOLEX ER, including the full Prescribing Information, please visit www.OSMOLEX.com.
NAMZARIC
For more information, please visit www.NAMZARIC.com.

About Adamas
At Adamas our vision is clear - to deliver innovative medicines that reduce the burden of neurological diseases on patients, caregivers and society. We are a fully integrated company focused on growing a portfolio of therapies to address a range of neurological diseases. For more information, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its full year 2021 expenses. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI, OSMOLEX ER, and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2021, particularly under the caption “Risk Factors.” In addition, the impact that the current COVID-19 pandemic is having and will have on demand for GOCOVRI, and the unknown duration and severity of the COVID-19 pandemic, add additional risk and uncertainty to these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release, except as required by law.
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Contact:

Media:
Sarah Mathieson Vice President, Corporate Communications 510-450-3528 smathieson@adamaspharma.com

Investors:
Peter Vozzo Westwicke/ICR 443-213-0505 peter.vozzo@westwicke.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues:
Product sales	$17,978	$14,481
Royalty revenue	1,333	—
Total revenues	19,311	14,481
Costs and operating expenses:
Cost of product sales	385	572
Research and development	1,812	2,465
Selling, general and administrative, net	26,639	24,552
Total costs and operating expenses	28,836	27,589
Loss from operations	(9,525)	(13,108)
Interest and other income, net	384	84
Interest expense	(3,432)	(3,624)
Net loss	$(12,573)	$(16,648)
Net loss per share, basic and diluted	$(0.36)	$(0.59)
Weighted average shares used in computing net loss per share, basic and diluted	35,167	28,030

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	March 31, 2021	December 31, 2020
Cash, cash equivalents, and available-for-sale securities	$127,436	$83,365
Total assets	169,247	120,029
Total current liabilities	29,176	34,867
Long-term debt	126,159	126,307
Total liabilities	163,310	170,005
Total stockholders’ equity (deficit)	5,937	(49,976)